As filed with the Securities and Exchange Commission on September 26, 2019	Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
_____________________________

Dynatronics Corporation
(Exact name of registrant as specified in its charter)

Utah	87-0398434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7030 Park Centre Drive
Cottonwood Heights, UT	84121
(Address of Principal Executive Offices)	(Zip Code)

Dynatronics Corporation 2018 Equity Incentive Plan
(Full title of the plan)
______________________________________________________________________________

Brian Baker
Chief Executive Officer
7030 Park Centre Drive
Cottonwood Heights, Utah 84121
(801) 568-7000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kevin R. Pinegar, Esq.
Wayne D. Swan, Esq.
Durham Jones & Pinegar, P.C.
111 South Main Street, Suite 2400
Salt Lake City, Utah 84111
(801) 415-3000
Facsimile: (801) 415-3500
_____________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	841,353	$1.33	$1,093,758.00	$135.11

(1)
The number of shares of common stock, no par value per share, of Dynatronics Corporation (the “Registrant”) stated above consists of (a) 600,0000 shares of common stock reserved for issuance under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”), (b) 241,353 shares of common stock previously reserved but unissued under the Registrant’s 2015 Equity Incentive Award Plan (the “2015 Plan”) at the time the 2018 Plan was adopted and approved by the shareholders. No additional stock awards will be granted under the 2015 Plan, and any shares subject to outstanding stock awards under the 2015 Plan that (i) expire or terminate for any reason prior to exercise, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award) will become available for issuance pursuant to awards granted under the 2018 Plan.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per share of the common stock on The Nasdaq Capital Market as of September 24, 2019, a date within five business days prior to filing this Registration Statement. The maximum number of shares which may be sold upon the exercise of options or the issuance of stock-based awards granted under the 2018 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0001212.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2018 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2018 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Dynatronics Corporation is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference the following documents filed by the Registrant with the Commission (Commission File No. 001-12697):

(a)           Our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Commission on September 25, 2019; and

(b)           The description of the Common Stock contained in the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission, effective November 2, 1984 (No. 2-85045), including any amendment to that form we may have filed in the past, or may file in the future, for the purpose of updating the description of the Common Stock.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Utah corporation and subject to the provisions of the Utah Revised Business Corporation Act (Section 16-10a-101 et seq. of the Utah Code or the “Utah Act”), which includes provisions related to indemnification of directors and officers. The key terms of the Utah Act applicable to indemnification of directors and officers are summarized below.

Section 16-10a-902 allows a corporation to indemnify any individual made a party to a proceeding because the party is or was a director of the corporation if (a) the conduct was in good faith, (b) the party reasonably believed that their conduct was in, or not opposed to, the best interests of the corporation, and (c) in the case of any criminal proceeding, the party had no reasonable cause to believe such conduct was unlawful. Such indemnification is limited to reasonable expenses (including attorney’s fees) incurred in connection with any such proceeding. Notwithstanding the foregoing, Section 16-10a-902(4)-(5) of the Utah Act provides that a corporation may not indemnify a director in connection with:

(i)
any proceeding brought by or in the right of the corporation (including any derivative actions) if that director was adjudged liable to the corporation; and

(ii)
any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 provides that, unless limited by its articles of incorporation, a corporation must indemnify a director who is successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because the director is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding or claim with respect to which the director has been successful.

Section 16-10a-904 allows a corporation to pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding upon certain affirmations, undertakings and determinations required thereunder.

Section 16-10a-905 provides that, unless otherwise limited by a corporation’s articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The court may order such indemnification if it determines that the director is entitled to mandatory indemnification under Section 16-10a-903 or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 16-10a-906 provides a corporation may only indemnify a director pursuant to Section 16-10a-902 if a determination is made in the specific proceeding that indemnification is permissible in the circumstances and such indemnification is authorized by the corporation. Similarly, authorization is required for a corporation to advance expenses under Section 16-10a-904.

Section 16-10a-907 provides that, unless otherwise limited by a corporation’s articles of incorporation:

(i)
an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903 and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

(ii)
the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director; and

(iii)
a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to a director, if not inconsistent with public policy and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section 16-10a-908 allows a corporation to purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation or who, while serving in any such capacity, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, in each case, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such. Such insurance may be purchased and maintained whether or not the corporation would have the power to indemnify any such person against the same liability under Sections 16-10a-902, 903 or 907.

Under Section 16-10a-909, a provision treating a corporation’s indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract (except an insurance policy) or otherwise, will only be valid if and to the extent that provision is not inconsistent with Sections 16-10a-901 through 909. Additionally, if the articles of incorporation of a corporation limit indemnification or advancement of expenses, then such indemnification and advancement of expenses will be valid only to the extent not inconsistent with such articles.

The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) require the Registrant to indemnify our directors and officers against liabilities incurred by them that result from acts performed by them in furtherance of the business of the corporation to the fullest extent permitted by Utah law.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) also include mandatory indemnification provisions with respect to our directors and officers and discretionary indemnification provisions with respect to employees and agents, each subject to limitations generally reflecting the limitations on indemnification set forth in the Utah Act (as discussed above). The Bylaws also allow us to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers (or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against, or incurred by, him or her in such capacity or arising out of his or her status in such capacity, whether or not we would have the power to indemnify him or her against such liability under the indemnification provisions of the Bylaws or Utah law. We maintain insurance from commercial carriers against certain liabilities that may be incurred by our directors and officers.

The Registrant has also entered into indemnification agreements with its directors and certain of our executive officers, pursuant to which we have, among other things, agreed to defend, indemnify and hold harmless each such person to the fullest extent permitted by the Utah Act if he or she is or was a party, or is threatened to be made a party, to any proceeding (other than derivative proceedings) by reason of his or her role as a director, officer or agent of the company or its subsidiaries. The Registrant has also agreed to defend, indemnify and hold harmless each such person to the fullest extent permitted by the Utah Act in connection with any derivative proceeding to which such person was or is, or is threatened to be made, a party if he or she acted in good faith and in a manner reasonably believed by him or her to be in the best interests of our company and shareholders, unless such person is found by a court to be liable to our company and shareholders in performance of his or her duties. Under these agreements, each person is presumed to have satisfied the applicable standard of conduct necessary to be indemnified by our company, a presumption that may only be rebutted by clear and convincing evidence to the contrary.

Indemnification may also be granted to our directors and officers in the future pursuant to other agreements, amendments to the Articles or Bylaws or by vote of our shareholders or directors.

The foregoing descriptions are summary in nature, do not describe all details regarding the indemnification of our officers, directors or controlling persons and are subject in its entirety by reference to the applicable provisions of the Utah Act, the Articles and Bylaws and such indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Document

3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended and Restated Bylaws of the Registrant (2)
3.3	Certificate Designating the Preferences, Rights and Limitations of the Series A 8% Convertible Preferred Stock of the Registrant (Corrected) (3)
3.4	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (4)
3.5	Certificate of Designations, Preferences and Rights of the Series C Non-voting Convertible of the Registrant (5)
3.6	Certificate of Designations, Preferences and Rights of the Series D Non-voting Convertible of the Registrant (6)
4.2	Dynatronics Corporation 2018 Equity Incentive Plan (7)
4.3	Form of Incentive Stock Option Agreement (8)
4.4	Form of Non-Statutory Stock Option Agreement (8)
4.5	Form of Notice of Award of Restricted Stock Units and Restricted Stock Unit Award Agreement (8)
4.6	Form of Restricted Stock Agreement(8)
5.1	Opinion of Durham Jones & Pinegar, P.C. (8)
23.1	Consent of Tanner LLC, Independent Registered Public Accounting Firm (8)
24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference) (8)
————————

(1)
Incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-3 filed with the Securities and Exchange Commission on January 27, 2017 (File No. 333-215800).

(2)
Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2015 (File No. 001-12697).

(3)
Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2015 (File No. 001-12697).

(4)
Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2017 (File No. 001-12697).

(5)
Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2017 (File No. 001-12697).

(6)
Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form S-K filed with the Securities and Exchange Commission on October 4, 2018 (File No. 001-12697).

(7)
Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 10, 2018 (File No. 001-12697).

(8)
Filed herewith.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cottonwood Heights, Utah, on September 26, 2019.

DYNATRONICS CORPORATION

By:	/s/ Brian D. Baker
Brian D. Baker
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian D. Baker and David A. Wirthlin and James Ogilvie, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Dynatronics Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brian D. Baker
Brian D. Baker /s/ David A. Wirthlin	President and Chief Executive Officer (Principal Executive Officer) and Director	September 26, 2019
David A. Wirthlin /s/ Erin S. Enright	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 26, 2019
Erin S. Enright /s/ Kelvyn H. Cullimore, Jr.	Director/Chairman	September 26, 2019
Kelvyn H. Cullimore, Jr. /s/ David B. Holtz	Director	September 26, 2019
David B. Holtz /s/ Scott A. Klosterman	Director	September 26, 2019
Scott A. Klosterman /s/ Brian M. Larkin	Director	September 26, 2019
Brian M. Larkin /s/ R. Scott Ward	Director	September 26, 2019
R. Scott Ward, Ph.D.	Director	September 26, 2019

EXHIBIT INDEX

Exhibit No.	Description of Document

3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended and Restated Bylaws of the Registrant (2)
3.3	Certificate Designating the Preferences, Rights and Limitations of the Series A 8% Convertible Preferred Stock of the Registrant (Corrected) (3)
3.4	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (4)
3.5	Certificate of Designations, Preferences and Rights of the Series C Non-voting Convertible of the Registrant (5)
3.6	Certificate of Designations, Preferences and Rights of the Series D Non-voting Convertible of the Registrant (6)
4.2	Dynatronics Corporation 2018 Equity Incentive Plan (7)
4.3	Form of Incentive Stock Option Agreement (8)
4.4	Form of Non-Statutory Stock Option Agreement (8)
4.5	Form of Notice of Award of Restricted Stock Units and Restricted Stock Unit Award Agreement (8)
4.6	Form of Restricted Stock Agreement(8)
5.1	Opinion of Durham Jones & Pinegar, P.C. (8)
23.1	Consent of Tanner LLC, Independent Registered Public Accounting Firm (8)
24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference) (8)

————————

(1)
Incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-3 filed with the Securities and Exchange Commission on January 27, 2017 (File No. 333-215800).

(2)
Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2015 (File No. 001-12697).

(3)
Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2015 (File No. 001-12697).

(4)
Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2017 (File No. 001-12697).

(5)
Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2017 (File No. 001-12697).

(6)
Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form S-K filed with the Securities and Exchange Commission on October 4, 2018 (File No. 001-12697).

(7)
Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 10, 2018 (File No. 001-12697).

(8)
Filed herewith.